Independent Auditors' Consent


The Board of Directors and Shareholders
The Nevis Fund, Inc.:

We consent to the use of our report dated July 18, 2002, with respect to the statement of assets and liabilities of The Nevis Fund, Inc., including the schedule of investments, as of May 31, 2002, and the related statements of operations, changes in net assets and the financial highlights for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in or made part of this Post-Effective Amendment No. 5 to the Registration Statement File No. 333-47467.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 20, 2002